EXHIBIT 99.1

American Physicians Capital, Inc. Has Opted Out of Short Sale Prohibition

EAST LANSING, Mich., Sept. 24, 2008 (GLOBE NEWSWIRE) -- American Physicians Capital, Inc. (APCapital) (Nasdaq:ACAP) today announced that is has notified the NASDAQ of its request to be excluded from the list of financial firms covered by the short sale prohibition recently imposed by the U.S. Securities and Exchange Commission ("SEC").

"We believe we have managed our Company prudently and are well positioned for long-term success," said President and Chief Executive Officer R. Kevin Clinton. "We also believe in free and fair markets and do not support the imposition of a temporary freeze on short selling of financial stocks, or any stock that is borrowed and delivered in accordance with existing rules. Therefore, we do not feel it is appropriate for our Company to be included in NASDAQ's list of financial firms covered by the short sale prohibition."

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest and New Mexico markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.

The American Physicians Capital, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4506

CONTACT:  American Physicians Capital, Inc.
          Investor Relations
          Ann Storberg
          (517) 324-6629